CONTACT:
                                                   Golden Phoenix Minerals, Inc.
                                                                    775/853-4919


                                                            E & E Communications
                                                                   Paul Knopick
                                                                    949/707-5365
                                                pknopick@eandecommunications.com

         GOLDEN PHOENIX MINERALS LAUNCHES MANAGEMENT RESTRUCTURING PLAN

SPARKS, NV, December 29, 2004 - The Board of Directors of Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM - News), a mineral property development and production company, announced today that the Company has accepted the voluntary resignation of Michael Fitzsimonds as Chief Executive Officer and Chairman of the Board.

Steven Craig, Vice President, and Jeffrey Tissier, Director, have been appointed to serve as Interim Co-Chairmen. The Board has authorized Craig and Tissier to initiate a series of major operational improvements designed to advance the Company's most promising mining assets in the coming months. They will also commence a nation-wide search for qualified candidates to fill the vacated CEO position.

Under the guidance of the Board, Craig and Tissier will launch a series of initiatives aimed at positioning the Company for the next phase of accelerated growth. These initiatives include plans for increasing shareholder participation, strengthening the Company's balance sheet, streamlining operations, and accelerating the development of the Ashdown.

Golden Phoenix Minerals said its molybdenum recovery plan is of particular significance because the price of molybdenum is currently at an all-time high. With its life-of-mine brokerage contract scheduled to begin sales of molybdenum disulfide at market price, all parties at Golden Phoenix agree that accelerating the development of the Ashdown mine takes precedence over other opportunities.

About the Interim Co-Chairmen

Mr. Craig holds a Masters degree in Economic Geology. His career spans 30 years, first as a director of exploration for Kennecott Exploration, and, since 1997, as Chief Geologist for Golden Phoenix, overseeing all aspects of projects development.

Mr. Tissier joined the board five months ago, bringing 25 years experience in the mining/exploration and accounting fields. He holds degrees in Economic Geology and Geological Engineering and is a Certified Public Accountant. Mr. Tissier served as a geologist for Kennecott Exploration, senior budget analyst for Independence Mining Company and Manager of Finance for the turn-around of Getchell Gold Company. Mr. Tissier's accounting and controller background includes positions with Deloitte & Touche and Pannell Kerr Forster, and he is currently Manager of Financial and Administrative Services for the Truckee Meadows Water Authority.

Following his appointment as Co-Chairman, Mr. Tissier stated "Golden Phoenix now stands at the threshold of a new and exciting era. The board is dedicated to sending a clear message that its loyal shareholders shall remain the Company's top priority. As such, programs to reduce our overhead and build profitability require advance planning and preparation. That planning and preparation begins today."

Mr. Fitzsimonds, who founded the company in 1997, shall remain as President and Director. As an experienced mining engineer, his expertise shall continue to be utilized by the Company.

Golden Phoenix Minerals Inc. is a mineral-property development company headquartered in Reno, Nevada. It specializes in acquiring and consolidating large, advanced-stage properties with potential for near-term production and good resource development potential. Acquisition and development emphasis is on mineral deposits located in Nevada and the western United States. Golden Phoenix is committed to creating a high-quality portfolio of projects to achieve substantial, long-term growth and cash flow for its shareholders through production from these properties.

Visit the Golden Phoenix Web site at http://www.Golden-Phoenix.com/

Forward-Looking Statements. Certain statements included herein may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company's Form 10-KSB, Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of this date and the Company assumes no obligation to update such forward- looking statements as a result of a number of factors.